D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	Thomas E. Morell
August 11, 2008	Sr. Vice President, Chief Financial Officer,
Secretary and Treasurer
(717) 738-8315

D&E COMMUNICATIONS APPROVES STOCK REPURCHASE PLAN

EPHRATA, PENNSYLVANIA (August 11, 2008) - D&E Communications, Inc. ("D&E" or the "Company") (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced that, under a program approved on August 7, 2008 by its board of directors, it has been authorized to repurchase up to 500,000 shares, or approximately 3.5 percent of its common stock. As of August 7, 2008, the Company has approximately 14.5 million shares of common stock outstanding.

"D&E is continually looking to enhance shareholder value," commented James W. Morozzi, President and Chief Executive Officer. "At current price levels, we believe D&E's stock may offer an attractive investment opportunity and be a good use of available cash for the Company."

As permitted by securities laws and other legal requirements, purchases may be made from time to time at prevailing prices. The program does not obligate the Company to purchase any particular amount of common stock, and the number of shares that are repurchased will depend on factors such as the amount of cash on hand, cash flow generated by operations, cash reinvested in the Company's business, repayments of debt, the Company's current stock price , market conditions and other factors. The program will be operated in compliance with the terms of the Company's credit facility, which allows for dividends to be paid and equity to be redeemed in the aggregate annual amount of $10 million. The program may be suspended, modified or discontinued at any time, does not have a set expiration date and will be funded using the Company's working capital.

About D&E Communications

D&E is a leading integrated communications provider offering high-speed data, Internet access, local and long distance telephone, data, professional IT services, network monitoring, security solutions and video services. Based in Lancaster County, D&E has been serving communities in central and eastern Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E's management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.